Exhibit 99.1

Impac Mortgage Holdings, Inc. Announces Second Quarter 2017 Results

Irvine, CA, August 8, 2017 — Impac Mortgage Holdings, Inc. (NYSE American: IMH) announces the financial results for the quarter ended June 30, 2017.

For the second quarter of 2017, the Company reported GAAP net earnings of $6.4 million, or $0.32 per diluted common share, and Adjusted Operating (Loss) Income (as defined below) of $(174) thousand, or $(0.01) per diluted common share, as compared to GAAP net earnings of $12.3 million, or $0.92 per diluted common share, and Adjusted Operating Income of $18.5 million, or $1.33 per diluted common share for the second quarter of 2016.

Operating income, excluding the changes in contingent consideration (“Adjusted Operating (Loss) Income”), is considered a non-GAAP financial measurement; see the discussion and reconciliation of non-GAAP financial measures below.

Results of Operations	For the Three Months Ended			For the Six Months Ended
(in thousands, except share data)	June 30,	March 31,	June 30,	June 30,	June 30,
(unaudited)	2017	2017	2016	2017	2016

Revenues:
Gain on sale of loans, net	$36,806	$37,319	$78,822	$74,126	$132,691
Real estate services fees, net	1,504	1,633	1,995	3,137	4,095
Servicing fees, net	7,764	7,320	2,803	15,083	4,891
Loss on mortgage servicing rights, net	(6,669)	(977)	(14,482)	(7,646)	(25,392)
Other	228	47	75	275	227
Total revenues	39,633	45,342	69,213	84,975	116,512
Expenses:
Personnel expense	21,373	24,919	30,592	46,291	54,557
Business promotion	10,110	10,231	11,286	20,341	20,478
General, administrative and other	8,324	8,023	8,842	16,348	16,004
Accretion of contingent consideration	707	845	1,759	1,552	3,653
Change in fair value of contingent consideration	(6,793)	539	8,412	(6,254)	11,354
Total expenses	33,721	44,557	60,891	78,278	106,046
Operating income:	5,912	785	8,322	6,697	10,466
Other income (expense):
Net interest income	1,098	446	833	1,543	732
Change in long-term debt	(1,530)	(2,497)	1,354	(4,026)	1,354
Change in fair value of net trust assets	2,005	6,319	2,165	8,324	1,538
Total other income (expense)	1,573	4,268	4,352	5,841	3,624
Net earnings before income taxes	7,485	5,053	12,674	12,538	14,090
Income tax expense	1,045	426	423	1,471	858
Net earnings	$6,440	$4,627	$12,251	$11,067	$13,232

Diluted weighted average common shares	21,258	17,422	13,863	19,377	13,751
Diluted earnings per share	$0.32	$0.29	$0.92	$0.62	$1.08

Net earnings include certain fair value adjustments, which are non-cash items and are not related to current operating results.  Although we are required by GAAP to record these fair value adjustments, management believes Adjusted Operating (Loss) Income as defined above is more useful to discuss the ongoing and future operations of the Company, shown in the table below:

	For the Three Months Ended			For the Six Months Ended
Adjusted Operating (Loss) Income	June 30,	March 31,	June 30,	June 30,	June 30,
(in thousands, except share data)	2017	2017	2016	2017	2016
Net earnings:	$6,440	$4,627	$12,251	$11,067	$13,232
Total other (income) expense	(1,573)	(4,268)	(4,352)	(5,841)	(3,624)
Income tax expense	1,045	426	423	1,471	858
Operating income:	$5,912	$785	$8,322	$6,697	$10,466
Accretion of contingent consideration	707	845	1,759	1,552	3,653
Change in fair value of contingent consideration	(6,793)	539	8,412	(6,254)	11,354
Adjusted Operating (Loss) Income	$(174)	$2,169	$18,493	$1,995	$25,473

Diluted weighted average common shares	21,258	17,422	13,863	19,377	13,751
Diluted Adjusted Operating (Loss) Income per share	$(0.01)	$0.12	$1.33	$0.10	$1.85

Adjusted Operating (Loss) Income decreased to a loss of $(174) thousand, or $(0.01) per diluted common share, for the second quarter of 2017 as compared to $18.5 million, or $1.33 per diluted common share, in the second quarter of 2016.  The decrease in operating income was primarily due to a decrease in gain on sale of loans of $42.0 million resulting from a 45% decrease in total originations volume (as discussed below).  Additionally, the decrease was magnified due to a higher concentration of volume in the third party origination channel, as well as margin compression due to increased competition caused by less available volume.  While we have increased the volume of NonQM loans (discussed below), we have not increased the volume to the level desired, which also contributed to less than expected margins in the second quarter.  As a result, gain on sale margins decreased by 38 basis points (“bps”) to 205 bps in the second quarter of 2017, as compared to 243 basis points in the second quarter of 2016.

Servicing Portfolio Data

(in millions)

	As of June 30, 2017	As of March 31, 2017	% Change	As of June 30, 2016	% Change
Mortgage Servicing Portfolio (UPB)	$14,667.9	$13,241.9	11%	$6,641.5	121%
Mortgage Servicing Rights	$152.3	$141.6	8%	$54.7	178%

	Q2 2017	Q1 2017	% Change	Q2 2016	% Change
Servicing Fees, Net	$7.8	$7.3	6%	$2.8	177%

As a result of the retention of servicing starting in 2016, the unpaid principal balance (“UPB”) of the Company’s mortgage servicing portfolio increased 121% to $14.7 billion as of June 30, 2017 from June 30, 2016.  The servicing portfolio generated net servicing fees of $7.8 million in the second quarter of 2017, a 177% increase over the net servicing fees of $2.8 million in the second quarter of 2016.  Additionally, delinquencies within the servicing portfolio remain low at 0.34% for 60+ delinquencies as of June 30, 2017.

The loss on mortgage servicing rights (“MSR”) in the second quarter was primarily due to mark-to-market (“MTM”) loss and changes associated with payoffs in the portfolio related to the decrease in prevailing mortgage rates in the second quarter.

Origination Data

(in millions)

	Q2 2017	Q1 2017	% Change	Q2 2016	% Change
Retail Originations	$1,186.8	$1,066.2	11%	$2,493.0	-52%
Correspondent Originations	$305.8	$271.2	13%	$419.9	-27%
Wholesale Originations	$301.0	$242.6	24%	$334.5	-10%
Total Originations	$1,793.6	$1,580.0	14%	$3,247.4	-45%

During the second quarter of 2017, total originations decreased 45% to $1.8 billion as compared to $3.2 billion in the second quarter of 2016.  This decrease was a result of lower refinance volume, due to a higher interest rate environment, as compared to the second quarter of 2016.

In the second quarter of 2017, NonQM and government-insured originations represented approximately 40% of total originations, as compared to just 16% of total originations in the second quarter of 2016.

During the second quarter of 2017, the origination volume of NonQM loans increased to $232.5 million, as compared to $184.3 million in the first quarter of 2017 and $289.6 million of NonQM production for all of 2016.  In the second quarter of 2017, the retail channel accounted for 36% of NonQM originations while the wholesale and correspondent channels accounted for 64% of NonQM production.

Additionally, in the second quarter of 2017, the Company’s government-insured loan production increased to $481.8 million, as compared to $448.5 million in the second quarter of 2016.  NonQM and government-insured mortgages are typically a higher margin product for the Company.

As of June 30, 2017, our locked pipeline, which represents mortgages we expect to close in the near future, was $643.4 million, as compared to $553.1 million at March 31, 2017.  As of June 30, 2017, our NonQM pipeline had increased to approximately $260.7 million as compared to $201.8 million at March 31, 2017.

Summary Balance Sheet	June 30,	December 31,
(in thousands)	2017	2016
ASSETS
Cash	$29,652	$40,096
Mortgage loans held-for-sale	591,625	388,422
Finance receivables	58,716	62,937
Mortgage servicing rights	152,273	131,537
Securitized mortgage trust assets	3,787,452	4,033,290
Goodwill and intangibles	128,618	130,716
Deferred tax asset	24,420	24,420
Other assets	55,341	52,316
Total assets	$4,828,097	$4,863,734

LIABILITIES & STOCKHOLDERS’ EQUITY
Warehouse borrowings	$612,570	$420,573
Debt	79,638	102,082
Securitized mortgage trust liabilities	3,767,519	4,017,603
Contingent consideration	14,926	31,072
Other liabilities	47,575	61,364
Total liabilities	4,522,228	4,632,694
Total equity	305,869	231,040
Total liabilities and stockholders’ equity	$4,828,097	$4,863,734

Mr. Joseph Tomkinson, Chairman and CEO of Impac Mortgage Holdings, Inc., commented, “As we continue to grow our NonQM production, our NonQM pipeline is now trending towards the origination levels we had hoped for.  Additionally, as our servicing portfolio continues to grow, the servicing fees generated are finally becoming a significant and consistent revenue stream.  We expect that these servicing fees will only continue to grow and become even more impactful as our servicing portfolio grows.”

Non-GAAP Financial Measures

This release contains operating income excluding changes in contingent consideration (“Adjusted Operating (Loss) Income”) and per share as performance measures, which are considered non-GAAP financial measures, to further aid our investors in understanding and analyzing our core operating results and comparing them among periods.  Adjusted Operating (Loss) Income and Adjusted Operating (Loss) Income per share exclude certain items that we do not consider part of our core operating results. These non-GAAP financial measures are not intended to be considered in isolation or as a substitute for net earnings before income taxes, net earnings or diluted EPS prepared in accordance with GAAP.  The table below shows operating income per share excluding these items:

	For the Three Months Ended			For the Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2017	2017	2016	2017	2016
Diluted earnings per share	$0.32	$0.29	$0.92	$0.62	$1.08
Adjustments:
Total other (expense) income (1)	(0.09)	(0.27)	(0.36)	(0.36)	(0.39)
Income tax expense	0.05	0.02	0.03	0.08	0.06
Accretion of contingent consideration	0.03	0.05	0.13	0.08	0.27
Change in fair value of contingent consideration	(0.32)	0.03	0.61	(0.32)	0.83
Diluted Adjusted Operating (Loss) Income per share	$(0.01)	$0.12	$1.33	$0.10	$1.85

(1)         Includes the add back of interest expense on the convertible notes, net of tax used to calculate diluted earnings using the if-converted method.

Conference Call

The Company will hold a conference call on August 9, 2017, at 9:00 a.m. Pacific Time (12:00 p.m. Eastern Time) to discuss the Company’s financial results and business outlook and to answer investor questions. After the Company’s prepared remarks, management will host a live Q&A session.  To submit questions via email, please email your questions to Justin.Moisio@ImpacMail.com.  Investors may participate in the conference call by dialing (844) 265-1560 conference ID number 66004157, or access the web cast via our web site at http://ir.impaccompanies.com. To participate in the conference call, dial in 15 minutes prior to the scheduled start time. The conference call will be archived on the Company’s web site at http://ir.impaccompanies.com.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements, some of which are based on various assumptions and events that are beyond our control, may be identified by reference to a future period or periods or by the use of forward looking terminology, such as “may,” “capable,” “will,” “intends,” “believe,” “expect,” “likely,” “potentially” “appear,” “should,” “could,” “seem to,” “anticipate,” “expectations,” “plan,” “ensure,” “desire,” or similar terms or variations on those terms or the negative of those terms. The forward-looking statements are based on current management expectations. Actual results may differ materially as a result of several factors, including, but not limited to the following:  failure to achieve the benefits expected from the acquisition of the CCM operations, including an increase in origination volume generally, increase in each of our origination channels and ability to successfully use the marketing platform to expand volumes of our other loan products; successful development, marketing, sale and financing of new and existing financial products, including expansion of NonQM loan originations and conventional and government-insured loan programs; ability to successfully diversify our mortgage products; ability to continue to grow servicing portfolio; volatility in the mortgage industry; unexpected interest rate fluctuations and margin compression; our ability to manage personnel expenses in relation to mortgage production levels; our ability to successfully use warehousing capacity; increased competition in the mortgage lending industry by larger or more efficient companies; issues and system risks related to our technology; ability to successfully create cost and product efficiencies through new technology; more than expected increases in default rates or loss severities and mortgage related losses; ability to obtain additional financing through lending and repurchase facilities, debt or equity funding, strategic relationships or otherwise;  the terms of any financing, whether debt or equity, that we do obtain and our expected use of proceeds from any financing; increase in loan repurchase requests and ability to adequately settle repurchase obligations; failure to create brand awareness; the outcome, including any settlements, of litigation or regulatory actions pending against us or other legal contingencies; and our compliance with applicable local, state and federal laws and regulations and other general market and economic conditions.

For a discussion of these and other risks and uncertainties that could cause actual results to differ from those contained in the forward-looking statements, see the annual and quarterly reports we file with the Securities and Exchange Commission. This document speaks only as of its date and we do not undertake, and specifically disclaim any obligation, to release publicly the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

About the Company

Impac Mortgage Holdings, Inc. (IMH or Impac) provides innovative mortgage lending and warehouse lending solutions, as well as real estate solutions that address the challenges of today’s economic environment.  Impac’s operations include mortgage and warehouse lending, servicing, portfolio loss mitigation and real estate services as well as the management of the securitized long-term mortgage portfolio, which includes the residual interests in securitizations.

For additional information, questions or comments, please call Justin Moisio, VP Business Development & Investor Relations at (949) 475-3988 or email Justin.Moisio@ImpacMail.com. Web site: http://ir.impaccompanies.com  or www.impaccompanies.com